SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                    FORM 8-K
                                    --------

                 CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)
                     OF THE SECURITIES EXCHANGE ACT OF 1934


Date of Report (Date of Earliest Event Reported)      August 26, 1999



                          LYNCH INTERACTIVE CORPORATION
                          -----------------------------
             (Exact name of Registrant as specified in its charter)




      Delaware                         1-15097                   06-1458056
      --------                         -------                   ----------
(State or other jurisdiction      (Commission File Number)      (IRS Employer
      of Incorporation)                                     Identification No.)





401 Theodore Fremd Avenue, Rye, New York                            10580
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(Address of principal executive offices)                          (Zip Code)





Registrant's telephone number, including area code:   914/921-7601

Item 5.  OTHER EVENTS
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          The Morgan Group, Inc. (AMEX:MG), Registrant's approximately 55% owned subsidiary, announced a management promotion and outlook for the second-half 1999.

          Morgan stated that Mr. James Nywening has been named Senior Vice President of Specialized Outsourcing Services ("SOS") for Morgan. Mr. Charles C. Baum, Morgan Chairman and Chief Executive Officer, said, "We are very pleased to promote Jim to lead our SOS team. As an eleven-year veteran of Morgan, he brings to his new role a wealth of experience that we believe will serve to guide the SOS operation's continued growth and enhance the unit's profitability. This is an important area for our Company, especially given the opportunities we see in the drive outsourcing industry, where estimates place the total market at $500 million in annual sales. While our SOS division has grown its revenues line at a rapid pace, we need more focus on costs and improved profitability.

          "Jim's appointment is particularly timely in light of the challenges we now face in our operating businesses. We are currently experiencing a slowdown in common with major customers in our manufactured housing operation. While it is still early in the period, it appears likely that we will not match the financial performance we reported for the second half of 1998," concluded Mr. Baum.

          This press release contains forward-looking statements, including initiatives relating to profitability. Such statements are subject to a number of material factors which could cause the statements or projections contained therein to be materially inaccurate. Such factors include, without limitation, successful implementation of profit initiatives, overall economic conditions, competition for customers and drivers, and risks associated with business operations, acquisitions, expansion into new business lines, and changes in the regulatory environment.

         Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                          LYNCH INTERACTIVE CORPORATION

Date: August 26, 1999                             by: /s/ Robert A. Hurwich
                                                  -----------------------------
                                                          Robert A. Hurwich
                                                          Secretary